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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
netGuru, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 333-111017, 333-29747, 333-72095 and 333-84184) on Form S-8 and in the
Registration Statements (Nos. 333-124920, 333-112181, 333-109517, 333-100651,
333-40564, and 333-84940) on Form S-3 of netGuru, Inc. of our report dated July 12, 2005, relating to the consolidated balance sheet of netGuru, Inc. and subsidiaries as of March 31, 2005, and the related consolidated statement of operations, stockholders' equity and comprehensive loss and cash flows for the year ended March 31, 2005, which report appears in the March 31, 2005 annual report on Form 10-KSB of netGuru, Inc.


                                                         /s/ Haskell & White LLP
Irvine, California
July 12, 2005